Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Sales and Earnings for 2004

Global Safety Equipment Manufacturer Continues Strong Performance

•	Net Sales Increase 22%

•	Net Income from Continuing Operations Up 45%

PITTSBURGH, March 1, 2005 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2004 were a record $852,509,000, compared with $696,473,000 in 2003, an increase of $156.0 million, or 22 percent. Net income from continuing operations for the year ended December 31, 2004 improved 45 percent to a record $71,047,000, or $1.91 per basic share, compared with $48,924,000, or $1.33 per basic share, for 2003.

Net income for the year ended December 31, 2004 was $71,047,000, or $1.91 per basic share, compared with $65,267,000, or $1.78 per basic share, for 2003. Net income for 2003 included income of $16,343,000, or $.45 per basic share, related to the Callery Chemical Division which was sold to BASF Corporation in September 2003 for a gain of $13,658,000.

Net sales for the fourth quarter of 2004 were a record $224,943,000, compared with $188,216,000 for the fourth quarter of 2003, an increase of $36.7 million, or 20 percent. Net income from continuing operations for the fourth quarter of 2004 improved 16 percent to a record $17,680,000, or $.47 basic per share, compared with $15,249,000, or $.41 per basic share, for the same quarter last year.

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Approximately half of the fourth quarter 2004 sales growth was in the company’s North American segment, led by strong shipments of Advanced Combat Helmets to the military. Local currency sales in the European and International segments improved approximately $11.3 million in the fourth quarter of 2004. Approximately $3.6 million of the current quarter local currency sales growth in the European segment related to Sordin AB, which was acquired earlier in the year. Sordin is a leading manufacturer of hearing protection devices for industrial, law enforcement and military markets. European sales during the current quarter also benefited from strong shipments of breathing apparatus to customers in Eastern Europe. In MSA’s International segment, local currency sales growth occurred in the South America and Asia Pacific regions. The remainder of the current quarter sales increase by MSA’s European and International segments, when stated in U.S. dollars, was related to the favorable translation effects of stronger local currencies, particularly the Euro and the Australian dollar.

Fourth quarter 2004 income growth occurred in the company’s European and International segments. In Europe, income benefited from improved performance in Germany, reflecting higher sales and cost improvements. Higher International segment income was led by MSA operations in Australia and South America on strong sales. In North America, net income was flat in the current quarter, due mainly to the fourth quarter 2003 recognition of approximately $3.8 million in one-time income tax benefits primarily related to an improved outlook on the utilization of foreign tax credits. There were no one-time tax benefits in the fourth quarter of 2004. As can be seen from the attached income statement, fourth quarter 2004 net income from continuing operations before taxes increased 47 percent compared to fourth quarter 2003.

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For the year, sales and income growth was led by strong North American shipments of self-contained breathing apparatus and thermal imaging cameras (TICs) to the fire service market and Advanced Combat Helmets and gas masks to military markets. This performance is the result of MSA’s recent introduction of a broad range of sophisticated new products that are meeting and exceeding market expectations, combined with higher government funding to support the fire service, homeland security and the war on terrorism.

During 2004, MSA’s Evolution® 5000 TIC was the camera of choice in the North American fire service market, with the company gaining more new product installations than any other TIC manufacturer. With the recent introduction of the Evolution® 5200 TIC, the company expects to maintain that position. Sales of instrument products also grew for the year on improved industrial market demand for the company’s latest generation portable instruments, such as the Solaris® Multigas Detector, which is one of the smallest and lightest four-gas monitors available today. Improved earnings for the year by MSA Europe and MSA International also made good contributions.

“Our record-breaking performance in 2004 was a result of our focus on key markets and of our efforts over several years all coming together to serve our customers and fulfill our mission,” said John T. Ryan III, MSA Chairman and CEO. “I am also pleased by the breadth of MSA performance. Over the last two years, earnings growth in each of our three geographic regions has been substantial, even after corrections for currency exchange values and acquisitions. Over time we have identified promising markets and launched innovative new products, meeting new performance standards, to serve them. The fire service globally and homeland security and the military in the U.S. have been particularly successful markets for us.”

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“Looking forward, we strive to make further progress in sales and earnings in 2005 through continued growth in our commercial business globally. Our military contract business has grown considerably over the last several years. Due to the maturity of the military’s requirement for one gas mask product, we would expect that recent growth trends in our overall military sales would not continue in 2005. We feel positive about our competitiveness on existing and prospective military business. Our production capacity in gas masks has been constrained recently, and the capacity released by the maturing of the military contract can be well utilized to fulfill homeland security gas mask orders,” Mr. Ryan concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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Cautionary Statement Regarding Forward-Looking Statements:

This release, with the exception of historical information, contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended; Section 21E of the Securities Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed here. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are timing and market acceptance of new products, the company’s ability to fulfill order backlogs, the timing and ability to obtain military contracts, delays in obtaining raw materials, the economic environment and interest and currency exchange rates.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share and shares outstanding)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net sales	$224,943	$188,216	$852,509	$696,473
Other income (expense)	1,522	(392)	5,004	1,724
Cost of products sold	139,631	112,351	512,089	422,273
Selling, general and administrative	51,634	50,567	204,799	180,060
Research and development	6,758	6,020	22,648	20,897
Interest	1,120	1,239	3,845	4,564
Currency exchange (gains) losses	(705)	(1,434)	264	(3,356)

Income from continuing operations before income taxes	28,027	19,081	113,868	73,759
Provision for income taxes	10,347	3,832	42,821	24,835

Net income from continuing operations	17,680	15,249	71,047	48,924
Net income from discontinued operations	—	—	—	2,685
Gain on sale of discontinued operations – after tax	—	—	—	13,658

Net income	$17,680	$15,249	$71,047	$65,267

Basic earnings per share:
Continuing operations	$.47	$.41	$1.91	$1.33
Discontinued operations	—	—	—	.45

Net income	$.47	$.41	$1.91	$1.78

Diluted earnings per share:
Continuing operations	$.46	$.40	$1.86	$1.31
Discontinued operations	—	—	—	.44

Net income	$.46	$.40	$1.86	$1.75

Average number of common shares outstanding (basic)	37,298,896	36,846,840	37,111,353	36,729,642

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)	December 31, 2004	December 31, 2003
Current assets
Cash and cash equivalents	$76,545	$73,244
Trade receivables, net	161,584	129,900
Inventories	124,846	90,103
Other current assets	34,685	30,995

Total current assets	397,660	324,242

Property, plant and equipment, net	123,716	120,560
Prepaid pension cost	131,496	121,290
Goodwill	49,495	44,810
Other non-current assets	31,743	32,983

Total	734,110	643,885

Current liabilities
Notes payable and current portion of long-term debt	$6,378	$5,666
Accounts payable	40,705	40,029
Other current liabilities	79,984	69,020

Total current liabilities	127,067	114,715

Long-term debt	54,463	59,915
Pension and other employee benefits	83,628	74,808
Deferred tax liabilities	76,704	70,845
Other non-current liabilities	14,637	15,744
Shareholders’ equity	377,611	307,858

	734,110	643,885

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net Sales
North America	$139,722	$121,513	$564,568	$452,567
Europe	51,217	39,998	173,012	146,162
International	34,004	26,705	114,929	97,744

Total	224,943	188,216	852,509	696,473

Net income from continuing operations
North America	$12,054	$12,450	$55,616	$39,131
Europe	2,300	45	6,747	2,795
International	2,963	2,557	8,485	6,349
Reconciling	363	197	199	649

	17,680	15,249	71,047	48,924

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